EXHIBIT 5.1

July 21, 2021 Data Storage Corporation 48 South Service Road Melville, NY 11747 RE: Registration Statement on Form S-3 (333-257812) Ladies and Gentlemen:

We have acted as counsel for Data Storage Corporation, a Nevada corporation (the “Company”), in connection with the above-referenced registration statement (the “Registration Statement”) filed with the Securities and Exchange Commission (“SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), the base prospectus dated July 9, 2021 (the “Base Prospectus”) and the prospectus supplement dated July 19, 2021(the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”), relating to the offering by the Company of 1,375,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”) and warrants (the “Warrants”) to purchase up to an aggregate of 1,031,250 shares of our Common Stock (the “Warrant Shares”). The Shares are covered by the Registration Statement and we understand that the Shares are to be offered and sold in the manner described in the Prospectus. The Warrants were purchased in a concurrent private placement; neither the Warrants nor the Warrant Shares are covered by the Registration Statement. This opinion is being delivered at the request of the Company and in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

For purposes of this opinion, we have examined such documents and reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion set forth below. In rendering our opinion, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and paid for as described in the Prospectus, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the laws of the State of Nevada, including the Constitution of the State of Nevada, all applicable provisions of the statutory provisions, and reported judicial decisions interpreting those laws. We are attorneys licensed to practice in the States of New York and New Jersey and our opinions herein assume the laws of the State of Nevada as applied here are the same as in those jurisdictions.

This opinion letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.

We consent to the filing of this opinion with the SEC as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed on July 21, 2021, which is incorporated by reference in the Prospectus. We also consent to the reference of our firm under the caption “Experts” in the Prospectus and in each case in any amendment or supplement thereto. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 and Section 11 of the Securities Act, or the rules and regulations of the SEC promulgated thereunder, nor do we admit that we are experts with respect to any part of the Prospectus within the meaning of the term “expert” as used in the Securities Act, or the related rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Lucosky Brookman LLP
Lucosky Brookman LLP